Exhibit 16.1

                                ARMANDO C. IBARRA
                          Certified Public Accountants
                           A Professional Corporation


Armando C. Ibarra, C.P.A.                   Members of the California Society of
                                            Certified Public Accountants
Armando Ibarra, Jr., C.P.A., JD             Members of the of American Institute
                                            of Certified Public Accountants
                                Members of the Better Business Bureau since 1997


July 29, 2004


To the Board of Directors of
MidNet, Inc.

                                 RE: RESIGNATION

Please accept this letter as notice of our declination to stand for re-election as the auditors for MidNet, Inc. Our reason for resigning as auditors is that the Company has decided to use the services of another CPA firm in proximity to their main offices. Please note that there have not been any disagreements with management regarding the audits. Furthermore, our previous audits have not contained an adverse, modified, or disclaimer of opinions.

Per the requirements of Item 304(a) of Regulation S-K you must file a form 8-K to notify the SEC of this change. This should be handled as a "decline to stand for re-election" with out any disagreements on any of the engagements.

If you would like to discuss this further please call at your convenience. We wish you all the best and thank you for the opportunity to be of service to you.

Sincerely,


/s/ Armando Ibarra, CPA
-----------------------------
Armando Ibarra, CPA



                      371 E Street, Chula Vista, CA. 91910
        Tel: (619) 422-1348                           Fax: (619) 422-1465